August 1, 1997





Willamette Industries, Inc.
Suite 3800
1300 S.W. Fifth Avenue
Portland, Oregon  97201



Gentlemen:

                  Reference is made to the Registration Statement on Form S-3 (the "Registration Statement"), to be filed by Willamette Industries, Inc., an Oregon corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), debt securities, preferred stock, common stock, warrants or purchase contracts, stock purchase units, and guarantees of the Company (the "Company Securities") and preferred securities of Willamette Capital I and Willamette Capital II (each a statutory business trust) in the aggregate principal amount of $500,000,000 (such preferred securities, together with the Company Securities, the "Securities"). Senior debt securities of the Company are to be issued under an indenture dated as of January 30, 1993 (the "Indenture"), between the Company and The Chase Manhattan Bank (National Association). One or more additional indentures will be executed, delivered, and qualified as necessary prior to the issuance of any subordinated debt securities. The Securities may be offered and sold from time to time as set forth in the prospectus (the "Prospectus") included in the Registration Statement and in supplements to the Prospectus.

                  As counsel for the Company, we are familiar with the actions taken by the Company with respect to the authorization of the Securities and the Indenture. We have examined the Registration Statement, the Indenture, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

                  Based on the foregoing, it is our opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon with corporate power and authority under such laws to issue the Company Securities.

                  2. The Indenture has been duly executed and delivered by the Company and constitutes a legal, valid, and binding indenture of the Company.

                  3. When (i) any required indenture has been duly executed and delivered by the Company, and qualified under the Trust Indenture Act of 1939, as amended, and constitutes a legal, valid,


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         and binding indenture of the Company, (ii) the issuance and sale of the
         Company  Securities has been duly  authorized by appropriate  corporate
         action,   (iii)  the  Company   Securities  have  been  duly  executed,
         authenticated, and delivered in accordance with the Indenture or other applicable indenture, and (iv) the Company Securities have been sold as
         described  in  the   Registration   Statement,   the  Prospectus,   and
         supplements to the Prospectus, and payment is received therefor, while the Registration Statement is effective and in compliance with state securities laws, the Company Securities will constitute legal, valid, and binding obligations of the Company entitled to the benefits of the Indenture or other applicable indenture.

                  This opinion is based upon the laws of the United States and the state of Oregon at the date hereof and would not necessarily be the same at any subsequent date.

                  We consent to the use of this opinion in the Registration Statement and in any amendments thereto and to the reference to us under the caption "Validity of Offered Securities" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,



                                   /s/ MILLER, NASH, WIENER, HAGER & CARLSEN LLP






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